Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Trajectory Alpha Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Trajectory Alpha Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 26, 2021

By:	/s/ Elisabeth H. DeMarse
Name: Elisabeth H. DeMarse